Exhibit 10.1

Service Agreement

This Service Agreement (the “Agreement”) is entered into June 10, 2022 (the “Effective Date”) by and between SonicHash LLC (the “Customer”) located at 375 Park Ave, Fl 1502, Seagram Building, New York, NY 10152, and EVER BEST BIT LIMITED (the “Service Provider”) located at Vistra Corporate Service Centre, Wickhams Cay I, Road Town, Tortola, VG1110, British Virgin Islands, also individually referred to as the “Party”, and collectively the “Parties”.

1.	Services. The Service Provider shall perform the services listed in this Section 1 (the “Services”).

1)	The Service Provider will help the Customer find the data mining host service which meet Customer’s requirements.

2.	Compensation. The Customer agrees to pay the Service Provider based on a price of $0.024/kWh as payment for the Services provided. This fee shall be calculated based on the following formula and be paid in accordance with the following schedule:

Total Services Fee: (Electrical Meter Reading + Electrical Meter Reading * 3% Electrical Power Loss) * Electricity Rate $0.024/kWh

Electrical Meter Reading refers to the language stated in the hosting agreement dated June 6, 2022, signed between Your Choice Four CA, Inc. and SonicHash LLC(“Hosting Agreement”)

Customer hereby agrees to prepay the first month’s service fee where the mining facility officially powers on.

3.	Payment. The Customer shall submit the payment within five (5) business days of receiving the invoice issued by the Host stated in the Hosting Agreement. And the payment method shall be in the form of USDT. The wallet address for receiving USDT will be notified separately.

4.	Term. The term of this Agreement shall commence on the Effective Date, as stated above, and continue for one (1) year, unless otherwise terminated per the termination of the Hosting Agreement.

5.	Termination.

1)	Either Party may terminate the Agreement at any time upon 30 days prior written notice to the other Party. In the event the Customer terminates the Agreement, the Customer shall still remain obligated to pay the Service Provider for any Services performed up to the date of termination and any expenses approved, but not paid, prior to the date of termination. In the event the Service Provider terminates the Agreement, the Service Provider shall reimburse the Customer any amounts previously paid to the Service Provider for which the Service Provider has not yet performed the Services.

2)	The breach of any terms of this Service Agreement or Hosting Agreement from the data mining host shall be regarded as the breach of both agreements at the same time.

3)	This Service Agreement shall only terminate where the Hosting Agreement terminates. This clause shall prevail over other termination clauses.

6.	Relationship of the Parties.

1)	No Exclusivity. The Parties understand this Agreement is not an exclusive arrangement. The Parties agree they are free to enter into other similar agreements with other parties. The Service Provider agrees the Service Provider will not enter into any agreements that conflict with the Service Provider’s obligations under this Agreement.

2)	Independent Contractor. The Service Provider is an independent contractor. Neither Party is an agent, representative, partner, or employee of the other Party.

7.	Dispute Resolution.

1)	Choice of Law. The Parties agree that this Agreement shall be governed by the State in which the duties of this Agreement are expected to take place. In the event that the duties of this Agreement are to take place in multiple States and/or Countries, this Agreement shall be governed by State of California law.

2)	Negotiation. In the event of a dispute, the Parties agree to work towards a resolution through good faith negotiation.

3)	Mediation or Binding Arbitration. In the event that a dispute cannot be resolved through good faith negotiation, the Parties agree to submit to binding mediation or arbitration.

4)	Attorney’s Fees. In the event of Arbitration and/or Mediation, the prevailing Party will be entitled to its legal fees, including, but not limited to, its attorneys’ fees.

8.	General.

1)	Assignment. The Parties may not assign their rights and/or obligations under this Agreement.

2)	Complete Contract. This Agreement constitutes the Parties entire understanding of their rights and obligations. This Agreement supersedes any other written or verbal communications between the Parties. Any subsequent changes to this Agreement must be made in writing and signed by both Parties.

3)	Severability. If any section of this Agreement is found to be invalid, illegal, or unenforceable, the rest of this Agreement will still be enforceable.

4)	Waiver. Neither Party can waive any provision of this Agreement, or any rights or obligations under this Agreement, unless agreed to in writing. If any provision, right, or obligation is waived, it is only waived to the extent agreed to in writing.

9.	Notices. All notices under this Agreement must be sent by email with read receipt requested or by certified or registered mail with return receipt requested. Notices shall be sent as follows:

Customer

SonicHash LLC

375 Park Ave, Fl 1502, Seagram Building

New York, NY 10152

Email: ___li@bitorigin.io___________________________

Service Provider

EVER BEST BIT LIMITED

Vistra Corporate Service Centre, Wickhams Cay I,

Road Town, Tortola, VG1110, British Virgin Islands

Email: ______________________________

The Parties agree to the terms and conditions set forth above as demonstrated by their signatures as follows:

Customer

SonicHash LLC

Signed: ___________________________________

Name: _____Jiaming Li_______________________________

Title: _____Director________________________________

Date: _____________________________________

Service Provider

EVER BEST BIT LIMITED

Signed: ___________________________________

Name: ____________________________________

Title: _____________________________________

Date: _____________________________________